Exhibit 5.1

Date:	December 23, 2008

To:	Energy Transfer Partners, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Ladies and Gentlemen:
     We have acted as special counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”) with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale by the Partnership from time to time pursuant to Rule 415 under the Securities Act (the “Offering”) of $600,000,000 aggregate principal amount of 6.000% Senior Notes due 2019 (the “Notes”) pursuant to the Underwriting Agreement dated December 18, 2008 by and among the Partnership and the underwriters named therein (the “Underwriting Agreement”).
     The Notes were offered and sold pursuant to a prospectus supplement, dated December 18, 2008, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on December 19, 2008, to a prospectus dated December 11, 2007 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-147990) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.
     The Notes are to be issued as securities pursuant to that certain Indenture, dated as of January 18, 2005, by and between the Partnership and Wachovia Bank, National Association, as supplemented by the seventh supplemental indenture (the “Supplemental Indenture”), dated December 23, 2008 (together, the “Indenture”) by and between the Partnership and U.S. Bank National Association (as successor trustee, the “Trustee”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the organizational certificates, bylaws, certificate of incorporation and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), which is the sole general partner of the Partnership, and Energy

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December 23, 2008 Page 2
Transfer Partners, L.L.C. (“ETP LLC”), a Delaware limited liability company, which is the sole general partner of the General Partner, (ii) certain resolutions (the “Resolutions”) adopted by the Board of Managers of ETP LLC (the Board of Managers of ETP LLC, or to the extent permitted by Section 407 of the Limited Liability Company Act for the State of Delaware (the “DLLCA”), a duly constituted and acting committee thereof, being referred to herein as the “Board”) relating to the registration of the Notes and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Managers of ETP LLC, (iv) the Registration Statement, (v) the Prospectus, (vi) the Indenture, and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.
     In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement.
     Based upon such examination and review and the foregoing assumptions, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.
     The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

December 23, 2008 Page 3
     We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The foregoing opinion is limited in all respects to the laws of the DLLCA and the Limited Partnership Act for the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.
VINSON & ELKINS L.L.P.